Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES THIRD QUARTER FISCAL 2009 RESULTS

Company Delivers Results In Line With Outlook

SAN JOSE, CA (July 22, 2009) - Sanmina-SCI Corporation (the “Company”/ Nasdaq GS: SANM), a leading global Electronics Manufacturing Services (EMS) company, today reported financial results for the third fiscal quarter ended June 27, 2009.

Third Quarter Fiscal 2009 Highlights

•      Revenue of $1.21 billion, in line with outlook of $1.175 - $1.250 billion

•      GAAP gross margin of 6.3 percent, 60 basis point improvement Q/Q

•      Non-GAAP gross margin of 6.4 percent, 50 basis point improvement Q/Q

•      Cash flow from operations was $65.3 million

•      Ending cash balance of $877.6 million, up sequentially

•      Continued to reduce inventory

•      Cash cycle improved 4.8 days

Revenue for the third quarter was in line with outlook at $1.21 billion, compared to $1.20 billion in the prior quarter ended March 28, 2009.

GAAP Financial Results

GAAP net loss in the third quarter was $41.1 million, a diluted loss per share of 9 cents, compared to a net loss of $37.5 million and a diluted loss per share of 7 cents in the prior quarter.

Non-GAAP Financial Results(2)

Non-GAAP gross profit in the third quarter was at the high end of outlook at $77.1 million, or 6.4 percent of revenue, up 50 basis points, compared to gross profit of $70.6 million, or 5.9 percent of revenue in the second quarter.  Non-GAAP operating income was $17.1 million, or 1.4 percent of revenue, up 40 basis points in the quarter compared to $11.4 million, or 1 percent of revenue in the prior quarter.

Non-GAAP net loss in the third quarter was $10.9 million, a diluted loss per share of 2 cents, compared to a net loss of $30.9 million and 6 cents diluted loss per share in the prior quarter.

(In thousands, except per share data)	Q3:2009	Q2:2009	Q3:2008(1)
Revenue	$1,209,150	$1,195,107	$1,903,253
GAAP:
Net income (loss)	$(41,126)	$(37,538)	$11,969
Earnings (loss) per share	$(0.09)	$(0.07)	$0.02
Non-GAAP*:
Gross profit	$77,076	$70,590	$141,445
Gross margin	6.4%	5.9%	7.4%
Operating income	$17,148	$11,441	$60,350
Operating margin	1.4%	1.0%	3.2%
Net income (loss)	$(10,898)	$(30,949)	$26,009
Earnings (loss) per share	$(0.02)	$(0.06)	$0.05

*Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors.  A reconciliation from GAAP to non-GAAP results is contained in the financial statements provided in this release and is available in the Investor Relations section of our website at www.sanmina-sci.com.

“Although the difficult economy persists, we continue to see signs of stabilization across our customer base.  I am pleased with the continued progress we’ve made which is reflected by increased margins, positive cash generation and improved working capital metrics.  We have shifted our focus from a restructuring phase to one of growth and profitability and we are well positioned for when the market improves,” stated Jure Sola, Chairman and Chief Executive Officer.

Fourth Quarter Fiscal 2009 Outlook

The following forecast for the fourth fiscal quarter ending October 3, 2009 has been calculated on a pre-reverse stock split basis. These statements are forward-looking and actual results may differ materially.

•      Revenue between $1.2 billion to $1.3 billion

•      Non-GAAP diluted loss per share between ($0.03) to ($0.01)

•      Positive cash flow from operations

Board Approves Reverse Stock Split

On July 20, 2009, the Board of Directors of the Company authorized a reverse split of its common stock at a ratio of one for six, effective August 14, 2009. The Company’s stockholders previously approved the reverse split in September 2008.  The reason to proceed with the reverse split is to broaden the range of institutions that can invest in the company’s stock, increase analyst and broker interest, potentially reduce stock price volatility, reduce the number of outstanding shares and to reduce the risk of Nasdaq delisting.

As a result of the reverse split, every six shares of common stock outstanding will be combined into one share of common stock. The total number of shares of common stock outstanding will be reduced from approximately 472 million shares to approximately 78 million shares and the number of authorized shares of common stock will also be concurrently reduced on a proportional basis. The Company’s common stock will begin trading on a split-adjusted basis on August 17, 2009 under the symbol “SANMD”. After 20 trading days, the common stock will resume trading under “SANM”.

(1)Basis of Presentation for Continuing Operations

The Company completed the sale of the assets of its personal computing business and associated logistics services in two transactions that closed on June 2, 2008 and July 7, 2008, respectively.  The Company has reported this line of business as a discontinued operation in the financial statements that accompany this press release.  Therefore, results for fiscal 2008 are based on continuing operations.

(2)Non-GAAP Financial Information

In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  revenue, gross profit, gross margin, operating income, operating margin, net income and earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items (including charges for customer bankruptcy reorganizations), to the extent material or which we consider to be of a non-operational nature in the applicable period.  See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides fourth quarter outlook information only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

Company Conference Call Information

Sanmina-SCI will hold a conference call regarding this announcement on Wednesday, July 22, 2009 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.   A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 17884371.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving leading segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the Company’s expectations for future revenue, earnings per share and cash flow constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including continued deterioration of the market for the Company’s customers’ products and the global economy as a whole, which could negatively impact the Company’s revenue and the Company’s customers’ ability to pay for the Company’s products; customer bankruptcy filings; the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; any failure of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; the failure of the Company’s cost reduction efforts to be successful for any reason, including the need to suspend such initiatives for business reasons; and the other factors set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2009 and the Annual Report on Form 10-K for the fiscal year ended September 27, 2008 filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF

Sanmina-SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	June 27,	September 27,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$877,613	$869,801
Accounts receivable, net	698,504	986,312
Inventories	696,243	813,359
Prepaid expenses and other current assets	85,799	100,399
Assets held for sale	44,459	43,163
Total current assets	2,402,618	2,813,034

Property, plant and equipment, net	577,589	599,908
Other non-current assets	126,009	117,785
Total assets	$3,106,216	$3,530,727

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$710,729	$908,151
Accrued liabilities	156,832	191,022
Accrued payroll and related benefits	96,377	139,522
Current portion of long-term debt	175,700	—
Total current liabilities	1,139,638	1,238,695

Long-term liabilities:
Long-term debt	1,275,586	1,481,985
Other	124,737	114,089
Total long-term liabilities	1,400,323	1,596,074

Total stockholders’ equity	566,255	695,958
Total liabilities and stockholders’ equity	$3,106,216	$3,530,727

Sanmina-SCI Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Net sales	$1,209,150	$1,903,253	$3,823,521	$5,498,824
Cost of sales	1,133,390	1,763,612	3,595,373	5,105,609
Gross profit	75,760	139,641	228,148	393,215

Operating expenses:
Selling, general and administrative	57,837	77,425	177,879	245,839
Research and development	3,811	5,872	12,723	14,731
Amortization of intangible assets	1,072	1,650	3,745	4,950
Restructuring and integration costs	14,135	13,256	38,944	68,054
Asset impairment	52	1,700	7,234	1,700
Total operating expenses	76,907	99,903	240,525	335,274

Operating income (loss)	(1,147)	39,738	(12,377)	57,941

Interest income	761	3,572	6,040	15,018
Interest expense	(29,391)	(29,961)	(86,686)	(96,935)
Other income (expense), net	2,708	5,895	8,184	5,527
Interest and other expense, net	(25,922)	(20,494)	(72,462)	(76,390)

Income (loss) from continuing operations before income taxes	(27,069)	19,244	(84,839)	(18,449)

Provision for income taxes	14,057	7,275	19,098	18,972

Net income (loss) from continuing operations	(41,126)	11,969	(103,937)	(37,421)

Net income from discontinued operations, net of tax	—	3,359	—	36,251

Net income (loss)	$(41,126)	$15,328	$(103,937)	$(1,170)

Basic income (loss) per share from:
Continuing operations	$(0.09)	$0.02	$(0.21)	$(0.07)
Discontinued operations	$—	$0.01	$—	$0.07
Net income	$(0.09)	$0.03	$(0.21)	$(0.00)

Diluted income (loss) per share from:
Continuing operations	$(0.09)	$0.02	$(0.21)	$(0.07)
Discontinued operations	$—	$0.01	$—	$0.07
Net income	$(0.09)	$0.03	$(0.21)	$(0.00)

Weighted-average shares used in computing per share amounts:
Basic	480,307	531,197	501,448	530,546
Diluted	480,307	531,323	501,448	530,546

Sanmina-SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 27, 2009	March 28, 2009	June 28, 2008	June 27, 2009	June 28, 2008

GAAP Revenue	$1,209,150	$1,195,107	$1,903,253	$3,823,521	$5,498,824
Adjustments
Customer bankruptcy reorganization (1)	—	—	—	5,000	—
Non-GAAP Revenue	$1,209,150	$1,195,107	$1,903,253	$3,828,521	$5,498,824

GAAP Gross Profit	$75,760	$68,590	$139,641	$228,148	$393,215
GAAP gross margin	6.3%	5.7%	7.3%	6.0%	7.2%
Adjustments
Stock compensation expense (2)	1,316	2,000	1,571	5,181	4,852
Amortization of intangible assets	—	—	233	233	737
Stock option investigation costs	—	—	—	—	(408)
Customer bankruptcy reorganization (1)	—	—	—	10,000	—
Non-GAAP Gross Profit	$77,076	$70,590	$141,445	$243,562	$398,396
Non-GAAP gross margin	6.4%	5.9%	7.4%	6.4%	7.2%

GAAP operating income (loss)	$(1,147)	$(13,166)	$39,738	$(12,377)	$57,941
GAAP operating margin	-0.1%	-1.1%	2.1%	-0.3%	1.1%
Adjustments
Stock compensation expense (2)	3,036	4,326	3,186	11,524	10,201
Amortization of intangible assets	1,072	1,023	1,883	3,978	5,687
Stock option investigation	—	300	587	450	2,685
Customer bankruptcy reorganization (1)	—	—	—	10,000	—
Restructuring and integration costs	14,135	15,574	13,256	38,944	68,054
Impairment of goodwill and other assets	52	3,384	1,700	7,234	1,700
Non-GAAP operating income	$17,148	$11,441	$60,350	$59,753	$146,268
Non-GAAP operating margin	1.4%	1.0%	3.2%	1.6%	2.7%

GAAP net income (loss)	$(41,126)	$(37,538)	$15,328	$(103,937)	$(1,170)
Adjustments
Net income from discontinued operations, net of tax	—	—	(3,359)	—	(36,251)

GAAP net income (loss) - continuing operations	(41,126)	(37,538)	11,969	(103,937)	(37,421)
Adjustments - continuing operations:
Operating income adjustments (see above)	18,295	24,607	20,612	72,130	88,327
Net gain on derivative financial instruments and other (3)	—	—	—	(4,993)	—
Impairment of long-term investment	2,706	1,000	—	3,706	—
Gain on sale of assets	—	—	(2,622)	—	(2,622)
(Gain) / loss on redemption of debt (4)	—	(13,490)	—	(13,490)	2,237
Discrete tax item (5)	10,146	—	—	10,146	—
Tax effect of above items	(919)	(5,528)	(3,950)	(6,177)	(4,954)
Non-GAAP net income (loss) - continuing operations	$(10,898)	$(30,949)	$26,009	$(42,615)	$45,567

Non-GAAP Basic Earnings (Loss) Per Share: Continuing operations	$(0.02)	$(0.06)	$0.05	$(0.08)	$0.09

Non-GAAP Diluted Earnings (loss) Per Share: Continuing operations	$(0.02)	$(0.06)	$0.05	$(0.08)	$0.09

Weighted-average shares used in computing Non-GAAP earnings per share amounts:
Basic	480,307	500,718	531,197	501,448	530,546
Diluted	480,307	500,718	531,323	501,448	530,757

(1)             Relates to revenue reversal and inventory reserves associated with a customer’s bankruptcy reorganization announcement.

(2)             Stock compensation expense was as follows:

	Three Months Ended			Nine Months Ended
	June 27, 2009	March 28, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Cost of sales	$1,316	$2,000	$1,571	$5,181	$4,852
Selling, general and administrative	1,673	2,237	1,565	6,122	5,122
Research and development	47	89	50	221	227
Stock compensation expense - continuing operations	3,036	4,326	3,186	11,524	10,201
Discontinued operations	—	—	81	—	350
Stock compensation expense - total company	$3,036	$4,326	$3,267	$11,524	$10,551

(3)             Relates primarily to a gain on interest rate swaps not accounted for as hedging instruments during a portion of Q1 FY09 due to termination of a swap

(4)             Represents gain or loss, including write-off of unamortized issuance costs, on debt redeemed prior to maturity

(5)             Represents the establishment of a reserve related to a disputed tax position.

Schedule I

The tables contained above include non-GAAP measures of revenue, gross profit, gross margin, operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring and integration expenses, impairment charges, amortization charges and other infrequent items, including customer bankruptcy impacts, to the extent material or which we consider to be of a non-operational nature in the applicable period.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring and Integration Costs, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the integration of acquired businesses into our operations, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges resulting primarily from the Company’s net book value exceeding its market capitalization due to weak macroeconomic conditions, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity or availability under its credit facilities. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges for customer bankruptcy reorganizations and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict and generally not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.